As filed with the Securities and Exchange Commission on January 25, 2018                Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Coherus BioSciences, Inc.

(Exact name of registrant as specified in its charter)

Delaware	2836	27-3615821
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

333 Twin Dolphin Drive, Suite 600

Redwood City, CA 94065

(650) 649-3530

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Coherus BioSciences, Inc. 2014 Equity Incentive Award Plan

Coherus BioSciences, Inc. 2014 Employee Stock Purchase Plan

(Full Title of the Plan)

Dennis M. Lanfear

President and Chief Executive Officer

Coherus BioSciences, Inc.

333 Twin Dolphin Drive, Suite 600

Redwood City, CA 94065

(650) 649-3530

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Alan C. Mendelson, Esq. Benjamin A. Potter, Esq. Latham & Watkins LLP 140 Scott Drive, Menlo Park, CA 94025 (650) 328-4600	Jean-Frédéric Viret, Ph.D. Chief Financial Officer 333 Twin Dolphin Drive, Suite 600 Redwood City, CA 94065 (650) 649-3530

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.0001 per share	2,393,618 (2)	$10.90 (3)	$26,090,436.20	$3,248.26
Common Stock, par value $0.0001 per share	598,404 (4)	$10.90 (5)	$6,522,603.60	$812.06
Total	2,992,022		$32,613,039.80	$4,060.32

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the Coherus BioSciences, Inc. 2014 Equity Incentive Award Plan (the “2014 Plan”) and the Coherus BioSciences, Inc. 2014 Employee Stock Purchase Plan (the “ESPP”) by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration which would increase the number of outstanding shares of common stock.
(2)	Represents the additional shares of common stock available for future issuance under the Registrant’s 2014 Plan resulting from an annual increase as of January 1, 2018.
(3)	This estimate is made pursuant to Rule 457(c) and Rule 457(h) of the Securities Act solely for purposes of calculating the registration fee. The Proposed Maximum Offering Price Per Share for shares available for future grant under the 2014 Plan is the average of the high and low prices for the registrant’s common stock as reported on The NASDAQ Global Market on January 19, 2018, which is $10.90.
(4)	Represents the additional shares of common stock available for future issuance under the Registrant’s ESPP resulting from an annual increase as of January 1, 2018.
(5)	This estimate is made pursuant to Rule 457(c) and Rule 457(h) of the Securities Act solely for purposes of calculating the registration fee. The Proposed Maximum Offering Price Per Share for shares available for future grant under the ESPP is the average of the high and low prices for the registrant’s common stock as reported on The NASDAQ Global Market on January 19, 2018, which is $10.90.

Proposed sale to take place as soon after the effective date of the registration statement as awards under the plans are exercised and/or vest.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed for the purpose of registering an additional 2,992,022 shares of the Registrant’s common stock issuable under the following employee benefit plans for which Registration Statements of the Registrant on Form S-8 (File Nos. 333-200593, 333-203356, 333-209936 and 333-216679) are effective: (i) the 2014 Equity Incentive Award Plan, as a result of the operation of an automatic annual increase provision therein, which added 2,393,618 shares of common stock, and (ii) the 2014 Employee Stock Purchase Plan, as a result of the operation of an automatic annual increase provision therein, which added 598,404 shares of common stock.

INCORPORATION BY REFERENCE OF CONTENTS OF REGISTRATION STATEMENT ON FORM S-8

Pursuant to Instruction E of Form S-8, the contents of the Registration Statements on Form S-8 filed with the Securities and Exchange Commission on November 25, 2014 (File No. 333-200593), April 10, 2015 (File No. 333-203356), March 4, 2016 (File No. 333-209936) and March 14, 2017 (File No. 333-216679) are incorporated by reference herein.

EXHIBIT INDEX

		Incorporated by Reference
Exhibit Number	Description	Form	Exhibit	Date Filed	Filed Herewith

4.1	Amended and Restated Certificate of Incorporation of Coherus BioSciences, Inc.	8-K	3.1	11/13/2014

4.2	Amended and Restated Bylaws of Coherus BioSciences, Inc.	8-K	3.2	11/13/2014

4.3	Specimen Common Stock Certificate.	S-1/A	4.2	10/24/2014

4.4	Third Amended and Restated Investor Rights Agreement, dated as of May 9, 2014 by and among Coherus BioSciences, Inc. and certain investors named therein.	S-1	4.3	9/25/2014

4.5	Registration Rights Agreement, dated as of September 10, 2015, by and between Baxalta GmbH and Coherus BioSciences, Inc.	8-K	4.1	9/14/2015

4.6	Registration Rights Agreement, dated as of August 21, 2017, by and between V-Sciences Investments Pte Ltd and Coherus BioSciences, Inc.	8-K	4.1	8/22/2017

4.7	Registration Rights Agreement, dated as of November 30, 2017, by and between KBI Biopharma, Inc. and Coherus BioSciences, Inc.	8-K	4.1	12/5/2017

5.1	Opinion of Latham & Watkins LLP.				X

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1).				X

23.2	Consent of Independent Registered Public Accounting Firm.				X

24.1	Power of Attorney (included in the signature page to this registration statement).				X

99.1(a)#	Coherus BioSciences, Inc. 2014 Equity Incentive Award Plan.	S-1/A	10.11	10/24/2014

99.1(b)#	Form of Stock Option Grant Notice and Stock Option Agreement under the 2014 Equity Incentive Award Plan.	S-1/A	10.11(b)	11/4/2014

99.1(c)#	Form of Restricted Stock Award Grant Notice and Restricted Stock Award Agreement under the 2014 Equity Incentive Award Plan.	S-1/A	10.11(c)	11/4/2014

99.1(d)#	Form of Restricted Stock Unit Award Grant Notice and Restricted Stock Unit Award Agreement under the 2014 Equity Incentive Award Plan.	S-1/A	10.11(d)	11/4/2014

99.2#	Coherus BioSciences, Inc. 2014 Employee Stock Purchase Plan.	S-1/A	10.12	10/24/2014

#	Indicates management contract or compensatory plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Redwood City, California, on January 25, 2018.

COHERUS BIOSCIENCES, INC.

By:	/s/ Dennis M. Lanfear
Dennis M. Lanfear President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Dennis M. Lanfear and Jean-Frédéric Viret, Ph.D., and each of them, with full power of substitution and full power to act without the other, his or her true and lawful attorney-in-fact and agent to act for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file this registration statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they or he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Dennis M. Lanfear Dennis M. Lanfear	Chairman, President and Chief Executive Officer (Principal Executive Officer)	January 25, 2018

/s/ Jean-Frédéric Viret, Ph.D. Jean-Frédéric Viret, Ph.D.	Chief Financial Officer (Principal Financial and Accounting Officer)	January 25, 2018

/s/ James I. Healy, M.D., Ph.D. James I. Healy, M.D., Ph.D.	Director	January 25, 2018

/s/ V. Bryan Lawlis, Ph.D. V. Bryan Lawlis, Ph.D.	Director	January 25, 2018

/s/ Christos Richards Christos Richards	Director	January 25, 2018

/s/ Ali J. Satvat Ali J. Satvat	Director	January 25, 2018

/s/ August J. Troendle, M.D. August J. Troendle, M.D.	Director	January 25, 2018

/s/ Mats Wahlström Mats Wahlström	Director	January 25, 2018

/s/ Mary T. Szela Mary T. Szela	Director	January 25, 2018